As filed with the Securities and Exchange Commission on February 18, 1998

                                                    Registration No. 333-12565
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            POST-EFFECTIVE AMENDMENT
                                      NO. 1
                                       TO
                                    FORM SB-2
                                       ON
                                    FORM S-3
                                   ----------

                               UNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                       22-3282551
(State or other jurisdiction                (IRS Employer Identification No.)
of incorporation or organization)

                                64 OLD HIGHWAY 22
                            CLINTON, NEW JERSEY 08809
                                 (908) 730-7630
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JOHN TREMBLAY, PRESIDENT            ROBERT A. SCHWARTZ, ESQ.
Unity Bancorp, Inc.                 Jamieson, Moore, Peskin & Spicer
64 Old Highway 22                   A Professional Corporation
Clinton, NJ 08809                   177 Madison Avenue
(908) 730-7630                      Morristown, NJ 07860
                                    (973) 984-1616

        (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after effectiveness of this post-effective amendment.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

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                                       Proposed    Proposed
Title of each class     Amount         maximum     maximum     Amount of
of securities to be     to be          offering    aggregate   registration
registered              registered     price per   offering    fee
                                       unit        price
--------------------------------------------------------------------------------
(1)
--------------------------------------------------------------------------------

(1) The registration fee for the registration of the common stock was paid when this Registration Statement was first filed. No new securities are being registered.


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

                                   PROSPECTUS

                             DATED FEBRUARY 18, 1998

                         ------------------------------

                               UNITY BANCORP, INC.

                             --------------------

           401,500 SHARES OF COMMON STOCK, NO PAR VALUE, ISSUABLE UPON
                              EXERCISE OF WARRANTS

                              --------------------

     UNITY BANCORP, INC., a Delaware corporation (the "Company") is offering up to 401,500 shares of its common stock, no par value ("Common Stock"), purchasable upon the exercise of outstanding warrants (the "Warrants"). The Common Stock and the Warrants are separately transferable.

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at a purchase price of $15.75 per share (the "Purchase Price"). The Purchase Price is subject to adjustment upon the occurrence of certain events described in and governed by a Warrant Agreement between the Company and First City Transfer Company, as Warrant Agent (the "Warrant Agent"), dated December 16, 1996 (the "Warrant Agreement"). Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of the Company.

     The Common Stock is offered hereunder in accordance with the Warrant Agreement on a continuous basis through and including December 15, 1998.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 18, 1998.


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

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates by writing the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in Chicago, Illinois and New York, New York. The Commission also maintains a website that contains copies of such material. The address of the Commission's website is (http:\\www.sec.gov).

     The Common Stock is currently traded on the American Stock Exchange ("ASE"). Copies of the Company's reports, proxy statements and other information filed with the Commission may be reviewed at the offices of the ASE at 86 Trinity Place, New York, New York 10006-1881.


                      INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference into this Prospectus and made a part hereof the following documents filed by the Company with the Commission pursuant to the Exchange Act: (1) the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, (ii) the Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1997, (iii) the description of the Common Stock contained in the Company's Registration Statement filed pursuant to Section 12(b) of the Exchange Act, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by


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

reference into the Prospectus and to be a part hereof as of their respective dates.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person to whom a copy of this Prospectus is delivered, including a beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Mr. John Tremblay, President, Unity Bancorp, Inc., 64 Old Highway 22, Clinton, New Jersey 08809
(908) 730-7630.


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

                                   THE COMPANY

     Unity Bancorp, Inc. (the "Company"), a Delaware corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Company was organized as a holding company for First Community Bank (the "Bank") and on December 1, 1994 obtained 100% of the outstanding stock of the Bank. The Company's business consists primarily of managing and supervising the Bank, and its principal source of income is dividends paid by the Bank. The Company's principal executive offices are located at 64 Old Highway 22, Clinton, New Jersey 08804, and its telephone number is (908) 730-7630.

     The Bank is a New Jersey chartered commercial bank subject to supervision and regulation of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. The Bank serves markets in Hunterdon, Somerset and Union Counties, New Jersey through its main office and six branches. The Bank's primary trade area is bounded by several of New Jersey primaries highways, including the Route 22/78 corridor, Route 287 and Route 202.


                                 USE OF PROCEEDS

     The Company intends to use the cash proceeds from the sale of Common Stock hereby for its general corporate purposes, depending on the Company's needs as determined from time to time by the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock being offered hereby are purchasable upon the exercise of the Warrants and the payment of the Purchase Price. The Purchase Price is subject to adjustment, as provided in the Warrant Agreement, upon the declaration by the Company of any stock dividend, split, reverse split or reclassification or reorganization with respect to the Common Stock. The change in the Purchase Price will be proportionate to the increase or decrease in the number of shares of Common Stock outstanding due to the stock dividends, splits, reverse splits,


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

reclassifications or reorganizations, all as set forth in the Warrant Agreement.

     Upon the surrender of a Warrant certificate and an executed subscription agreement by a Warrant holder to the Warrant Agent, along with the applicable Purchase Price, the Company will issue the appropriate number of shares of Common Stock to such Warrant holder.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Jamieson, Moore, Peskin & Spicer, P.C., 177 Madison Avenue, Morristown, New Jersey 07960.

                                     EXPERTS

      The consolidated balance sheets of Unity Bancorp, Inc. as of December 31, 1996 and 1995, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


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

     No person as been authorized to give any information or to make any representation in connection with the offering described herein, other than information and representations contained in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized by Unity Bancorp, Inc. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus to or from any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the information contained herein or in the affairs of Unity Bancorp, Inc. since the date hereof or any of the dates as of which information is furnished herein.



                               UNITY BANCORP, INC.

                                 ---------------

                  401,500 SHARES OF COMMON STOCK, NO PAR VALUE,
                      PURCHASABLE UPON EXERCISE OF WARRANTS

                                 ---------------


                              --------------------

                                   PROSPECTUS

                              --------------------


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

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee.................................       $ 4,639
          AMEX Filing Fee .....................................        10,000
          Accounting Fees and Expenses.........................        15,000
          Printing and Engraving...............................        35,000
          Legal Fees and Expenses..............................        50,000
          Blue Sky Fees and Expenses...........................        10,000
          Transfer Agent and Registrar Fees ...................         5,000
          Miscellaneous Expenses...............................         5,361
                                                                     --------
          Total................................................      $135,000
                                                                     ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of the Certificate of Incorporation of the Company and
Section 145 of the Delaware General Corporation Law ("DGCL") provides that the corporation shall indemnify it as present and former officers, directors, employees, and agents and persons serving at its request ("corporate agents") against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threaten civil or criminal proceeding involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful.

     With respect to any derivative action, the Company is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any


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

claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

     Under Section 145 of the DGCL, the Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make a determination; or (iii) by the shareholders.

     Section 145 of the DGCL further provides that a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. In advance of the final disposition of a proceeding, the Company may pay an agent's expenses if the agent agrees to repay the expense unless it is ultimately determined he is entitled to indemnification.

     Article Ninth of the Certificate of Incorporation of the Company also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article Ninth.

     With respect to possible indemnification of officers, directors, and other corporate agents for liabilities arising under the Securities Act, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


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

ITEM 16. EXHIBITS

Exhibit No.       Description
-----------       -----------

4.*               Warrant Agreement/Form of Warrant Certificate.

5. Opinion of Jamieson, Moore, Peskin & Spicer as to the legality of the securities to be registered.

23(a).            Consent of Arthur Andersen LLP

23(b).            Consent of Jamieson, Moore, Peskin & Spicer
                  (Included in Exhibit 5)

------------------------
* Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement, and that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be


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

presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly authorized this Post Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Clinton, State of New Jersey on February 13, 1998.

                               UNITY BANCORP, INC.


                               By:/s/ Robert J. Van Volkenburgh
                                  ----------------------------
                                  Robert J. Van Volkenburgh
                                  Chairman and Chief Executive Officer

     In accordance with the requirements of the Securities Act, this Post Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Name                       Title                         Date
             ----                       -----                         ----

/s/Robert J. Van Volkenburgh    Chairman, Chief Executive      February 13, 1998
----------------------------    Officer and Director
 Robert J. Van Volkenburgh     (Principal Executive Officer)


/s/David D. Dallas              Director                       February 13, 1998
------------------
 David D. Dallas

/s/Peter P. DeTommaso           Director                       February 13, 1998
---------------------
 Peter P. DeTommaso

/s/Julie Y. Carlson             Chief Financial Officer        February 13, 1998
-------------------            (Principal Financial Officer
Julie Y. Carlson                and Principal Accounting
                                Officer)


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